Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption ‘‘Experts’’ in the Post-Effective Amendment No. 1 to Registration Statement on Form S-1 on Form S-3 (No. 333-136445) and related Prospectus of G-III Apparel Group, Ltd. for the registration of 2,468,748 shares of its common stock, and to the incorporation by reference therein of our report dated March 30, 2006, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. included in its Annual Report on Form 10-K for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
September 29, 2006